EXHIBIT 11

                       THE LUBRIZOL CORPORATION

                   Computation of Per Share Earnings

                          Third Quarter 1995



The computation of primary earnings per share and fully diluted earnings per share is as follows:

            (In Thousands of Shares Except Per Share Data)



                                 Three Months Ended     Nine Months Ended
                                    September 30,          September 30,
                                 ------------------     ------------------
                                  1995       1994        1995       1994
                                 ------     ------      ------     ------
Average shares outstanding for
  computation of primary
  earnings per share             63,460     65,486      64,083     65,982

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period            5          5          47         90

Add equivalent shares for
  unexercised options at end
  of period*                        355        397         404        496
                                 ------     ------      ------     ------

Average shares outstanding for
  computation of fully diluted
  earnings per share             63,820     65,888      64,534     66,568
                                 ======     ======      ======     ======


Primary earnings per share        $ .44      $ .73       $2.16      $2.13
                                  =====      =====       =====      =====

Fully diluted earnings per share  $ .44      $ .73       $2.14      $2.11
                                  =====      =====       =====      =====


*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.